Exhibit 10.67

One Maritime Plaza

300 Clay Street

San Francisco, CA 94111

June 3, 2013

Giannella Alvarez

Dear Giannella:

I am pleased to confirm our offer of employment to join Del Monte Corporation (“Company”), one of the country’s largest and most well-known producers, distributors and marketers of premium quality, branded food and pet products, as Executive Vice President, Pet Business Unit, reporting to the Chief Executive Officer.

This offer is contingent upon your successful passing of a pre-employment drug screen, positive reference and background checks, and your ability to establish your employment eligibility in the United States. Enclosed is a notice outlining documents you will be required to present on your first day of work in order to comply with the Immigration Reform and Control Act of 1986.

As discussed, your beginning salary will be $550,000 per year payable on a semi-monthly basis in twenty-four (24) equal installments, less all applicable taxes and deductions. Your salary, as in effect from time to time, may not be decreased without your consent. You will also receive a one-time payment (“Initial Payment”) within seven (7) days of your start date totaling $1,250,000, consisting of three tranches, as follows:

(1)

The first tranche, in the amount of $400,000 (“Retention Bonus 1”), will be subject to repayment on a pro-rata basis in the event of your Termination prior to the one-year anniversary of your employment start date.

(2)

The second tranche, in the amount of $350,000 (“Retention Bonus 2”), will be subject to repayment, on a pro-rata basis, in the event of your Termination prior to the 18-month anniversary of your employment start date.

(3)

The third tranche, in the amount of $500,000 (“Retention Bonus 3,” and, together with Retention Bonus 1 and Retention Bonus 2, the “Retention Bonuses”) will be subject to repayment in full, in the event of your Termination prior to the three-year anniversary of your employment start date, provided that, in the event of the occurrence of a Change in Control (as defined in 2011 Stock Incentive Plan for Key Employees of Blue Acquisition Group, Inc. and its Affiliates), such amount shall become fully vested and not subject to repayment.

One Maritime Plaza

300 Clay Street

San Francisco, CA 94111

You will be asked to sign a promissory note to reflect the above effect prior to the receipt of this one-time payment. For purposes of this Letter, “Termination” shall mean a termination of your employment with the Company by reason of your termination by the Company for Cause or your resignation other than for Good Reason as such terms are defined in the 2011 Stock Incentive Plan for Key Employees of Blue Acquisition Group, Inc. and Its Affiliates (“Stock Plan”) or the attendant Management Stockholders’ Agreement, as applicable. In addition, you will be eligible to participate in the Company’s Executive Perquisite Plan which currently provides a $36,000 annual executive perquisite allowance at the EVP level, payable on a semi-monthly basis, and you will be eligible for four weeks of vacation.

You will also be eligible to participate in the Company’s Annual Incentive Plan (“Plan”) as in effect from time to time. Your target award will be 75% of your eligible compensation under the Plan based on the corporate fiscal year. Target awards for this Plan are not guaranteed and your actual award may be greater (currently, up to two times your target award) or less, depending upon your personal performance, the performance of the business overall, and your earned eligible compensation during the fiscal year. Provided that your start date occurs prior to July 22, 2013, your fiscal year 2014 Plan award will be guaranteed at a minimum of 2/3 of your fiscal 2014 target award, subject to the eligibility provisions of the Plan.

Further, you will be granted an option to purchase 1,000,000 shares of stock under and subject to the terms of the Stock Plan and other applicable documents, with a strike price equal to the fair market value of stock on the date of grant. You will be eligible for future equity grants in the sole discretion of the Company’s Board of Directors.

In addition, we offer a comprehensive employee benefits program in which you will be eligible to participate. The reasonable attorneys’ fees which you incur in conjunction with the review and development of this offer letter and its related documents shall be paid by the Company.

You are also eligible for our executive relocation program as highlighted in the handbook provided to you previously. As an exception to the eligibility noted in the handbook, you will have 24 months from your start date to process your relocation benefits and request reimbursement. In addition, you will be eligible for reimbursement of temporary housing costs incurred during the initial 24 months from your start date, up to a total gross amount of $60,000. It is understood and agreed that, should you voluntarily terminate your employment with the Company other than for Good Reason within one year of employment, the full amount of your relocation costs and housing reimbursements will be repaid to the Company. You will be asked to sign a promissory note to this effect when you initiate your relocation.

Should you accept our offer, your employment at Del Monte will at all times be at-will, which means that your employment can be terminated by Del Monte or by you at any time with or without cause and with or without notice. This letter specifies the entire arrangement concerning your employment at Del Monte. Your at-will status may be revised, deleted, or superseded only by a written agreement approved by the appropriate parties and signed by both you and an officer of the Company. By signing this letter below, you acknowledge and agree to all of the terms stated in this letter.

One Maritime Plaza

300 Clay Street

San Francisco, CA 94111

As an officer of the Company, you will be covered under the Company’s Executive Severance Plan (previously provided to you). In the unforeseen event of the termination of your employment with the Company, you will be entitled to severance benefits according to the terms of the Executive Severance Plan.

It is acknowledged and agreed that you are currently a member of the board of directors of Domtar Corporation and your remaining a member of that board is hereby approved.

During your employment with the Company and thereafter, you shall not disparage the Company or its Board members or officers and the Company agrees that its Board members and officers shall not disparage you.

We are very pleased at the prospect of your joining Del Monte Corporation. Pending successful passing of the pre-employment drug screen and background checks, which normally take between 5-7 business days after receipt of your signed Release, completed Application for Employment form and signed offer letter, we anticipate your start date will on or around July 22, 2013. You will be contacted separately regarding arrangements for your pre-employment drug screen.

Should you have any questions or wish clarification, please feel free to call me at (415) 247-3100.

Sincerely,

David J. West

President and Chief Executive Officer

Signed: /s/ David J. West

Dated:

Accepted and agreed:

/s/ Giannella Alvarez

Giannella Alvarez

Date:

cc:	A. Husain

D. Windham